Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”), effective as of October 2, 2002 (the “Amendment Date”) to the Asset Purchase Agreement dated September 19, 2002 (the “Purchase Agreement”) by and among (i) Somera Communications, Inc. (the “Purchaser”), (ii) Compass Telecom Services, L.L.C., Compass—TS, Inc. and CTS Partners, Inc. (collectively, “Compass”), and (iii) Walter M. Prather, J.C. Massey and Dennis J. Dodson (the “Compass Shareholders”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, Purchaser, Compass and the Compass Shareholders have previously entered into the Purchase Agreement providing for Purchaser’s acquisition of substantially all of the assets of the Compass Business; and

WHEREAS, Purchaser, Compass and the Compass Shareholders wish to amend the Purchase Agreement pursuant to the requirements of Section 8.1 of such agreement to reflect their mutual agreement to amend certain aspects of the Purchase Price, Earn Out Adjustments and Seller Disclosure Schedule.

NOW THEREFORE, the parties hereto agree to amend the Purchase Agreement, effective as of the Amendment Date, as follows:

1.  Amendment to Purchase Price.

(a)  The reference in the first sentence of Section 1.4 of the Purchase Agreement to “nine million one hundred thousand dollars ($9,100,000)” shall be amended and replaced as follows: “eight million eight hundred thousand dollars ($8,800,000)”.

(b)  The reference in the last sentence of Section 1.4 of the Purchase Agreement to “eight million one hundred thousand dollars ($8,100,000)” shall be amended and replaced as follows: “seven million eight hundred thousand dollars ($7,800,000)”.

2.  Amendment to Earn Out Adjustment for 2002.    The references in the first and last sentences of Section 1.7(a) of the Purchase Agreement to “three million two hundred thousand dollars ($3,200,000)” shall be amended and replaced as follows: “two million nine hundred thousand dollars ($2,900,000)”.

3.  Amendment to Earn Out Adjustment for 2003.

(a)  Section 1.7(b) of the Purchase Agreement shall be amended by inserting a new subsection (i) as follows:

“(i)  An additional six hundred thousand dollars ($600,000) of cash in the event that the EBITDA generated by the Surviving

Entity is in excess of two million dollars ($2,000,000) for the twelve month period ending December 31, 2003.”

(b)  Section 1.7(b)(i) of the Purchase Agreement shall be amended by renumbering such Section as Section 1.7(b)(ii).

(c)  Section 1.7(b)(ii) of the Purchase Agreement shall be amended by renumbering such Section as Section 1.7(b)(iii).

4.  Amendment to Key Employee Schedule.    The parties hereto acknowledge that Richard M. Harden, Managing Director (“Harden”) does not intend to accept Purchaser’s offer of employment. Therefore, Section 5.9 of the Seller Disclosure Schedule is hereby amended by removing Harden. Moreover, Purchaser agrees that Harden’s failure to accept Purchaser’s offer of employment is not a breach of any representation, warranty or condition set forth in the Purchase Agreement and is not a breach of any condition precedent to Purchaser’s obligations thereunder.

5.  No Effect on Remainder of Purchase Agreement.    The parties hereto acknowledge and agree that, except as set forth in Sections 1, 2, 3 and 4 of this Amendment, no other term or provision of the Purchase Agreement is amended or affected hereby, and that the terms of the Purchase Agreement not amended hereby shall continue in full force and effect.

6.    Amendment.    Subject to applicable law, this Amendment may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

7.  Counterparts.    This Amendment may be executed in one or more counterparts (including by means of facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.  Assignment.    This Amendment shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates, provided, however, that in no event shall any such assignment relieve Somera Communications, Inc. from any obligations to the Sellers and/or the Compass Shareholders under this Amendment, which it shall remain primarily liable therefor.

9.  Severability.    In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.  Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.  Successors.    This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

12.  Warranty of Signatory.    The signatories hereto each represent and warrant that he or she is authorized to sign this Amendment on behalf of the indicated party and that this Amendment will, by his or her signature, be a binding and an enforceable obligation of the indicated party.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, Purchaser, Sellers and the Compass Shareholders have caused this Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

PURCHASER: SOMERA COMMUNICATIONS, INC.

By:	/s/ STEVE CORDIAL
Steve Cordial, Vice President and Chief Financial Officer

SELLERS: COMPASS TELECOM SERVICES, L.L.C.

By:	/s/ J.C. MASSEY
J.C. Massey, Operating Manager

By:	/s/ WALTER M. PRATHER
Walter M. Prather, Operating Manager

COMPASS—TS, INC.

By:	/s/ J.C. MASSEY
J.C. Massey, President

CTS PARTNERS, INC.

By:	/s/ WALTER M. PRATHER
Walter M. Prather, President

[SIGNATURE PAGE OF AMENDMENT TO ASSET PURCHASE AGREEMENT]

COMPASS SHAREHOLDERS

By:	/s/ WALTER M. PRATHER
Walter M. Prather

By:	/s/ J.C. MASSEY
J.C. Massey

By:	/s/ DENNIS J. DODSON
Dennis J. Dodson

[SIGNATURE PAGE OF AMENDMENT TO ASSET PURCHASE AGREEMENT]

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